UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
_______________________
Date of Report:  November 17, 2009
(Date of earliest event reported)

ORTHOLOGIC CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-21214	86-0585310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1275 West Washington Street, Suite 101, Tempe, Arizona	85281
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
(602) 286-5520

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As disclosed in the Current Report on Form 8-K filed by the Company on August 11, 2008, on August 8, 2008, the Company received a letter from The Nasdaq Stock Market notifying it that for the 30 consecutive business days preceding the date of the letter, the bid price of the Company’s common stock had closed below the $1.00 per share minimum bid price required for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Marketplace Rule 4450(a)(5).  To regain compliance with The Nasdaq Global Market continued listing requirements, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for a minimum of 10 consecutive business days.  With extensions, the Company was granted until November 23, 2009, to regain compliance.  In anticipation of not meeting the minimum bid price continued listing requirement, the Company requested and on November 16, 2009, received approval from Nasdaq to transfer the listing of its common stock from The Nasdaq Global Market to The Nasdaq Capital Market.  The transfer will be effective at the opening of business on Friday, November 20, 2009, and the Company's common stock will continue to trade under the symbol "CAPS."

The Company will be afforded an additional period, ending May 22, 2010, to regain compliance with the minimum bid price rule while listed on The Nasdaq Capital Market.  If compliance is not regained, Nasdaq will notify the Company of its determination to delist the Company’s common stock, which decision may be appealed to a Nasdaq Listing Qualifications Panel.  The Company intends to take actions required to regain compliance, which may include requesting shareholder approval for a reverse stock split.

A copy of the press release issued by the Company with respect to this matter is attached hereto as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated November 17, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 17, 2009	ORTHOLOGIC CORP.

/s/ John M. Holliman, III
John M. Holliman
Executive Chairman